Exhibit 99.2
Unless the context indicates otherwise, all references in this Exhibit 99.2 to the
“Company”, “HGI”, “we”, “our” or “us” are used to refer to Harbinger Group Inc.
SELECTED HISTORICAL FINANCIAL INFORMATION OF HARBINGER GROUP INC.
     The following table sets forth our selected historical consolidated financial information for the periods and as of the dates presented. The selected financial information as of December 31, 2009, 2008, 2007, 2006 and 2005 and for each of the five fiscal years then ended has been derived from our audited consolidated financial statements. The selected financial information as of September 30, 2010 and for the nine-month period then ended has been derived from our unaudited condensed consolidated financial statements which include, in the opinion of our management, all adjustments necessary to present fairly our results of operations and financial position for the periods and dates presented. All these adjustments are of a normal recurring nature except for the adjustments to income tax disclosed in note (1) below.
     The financial information indicated may not be indicative of future performance. This financial information and other data should be read in conjunction with, and is qualified in its entirety by reference to, our respective audited and unaudited consolidated financial statements, including the related notes thereto, and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Annexes F and G to the November Information Statement and in the HGI Form 10-Q. This information should also be read in conjunction with the unaudited pro forma condensed combined financial statements included in Exhibit 99.8 of this Current Report. All amounts are in thousands, except for per share amounts.

	Nine Months
	Ended September 30,		Years Ended December 31,
	2010(1)	2009	2009(2)	2008	2007	2006(3)	2005(4)
	(unaudited)
Income Statement Data:
Revenues	$—	$—	$—	$—	$—	$—	$—
Operating loss	(14,876)	(3,775)	(6,290)	(3,237)	(3,388)	(4,730)	(5,517)

(Loss) income from continuing operations	(13,605)	(9,686)	(13,344)	(12)	2,551	(273)	(3,112)
Loss from discontinued operations(5)	—	—	—	—	—	(4,390)	(6,064)
Net (loss) income	(13,608)	(9,688)	(13,347)	(13)	2,550	(4,664)	(9,177)
Net (loss) income attributable to HGI	(13,605)	(9,686)	(13,344)	(12)	2,551	(4,663)	(9,176)
Net (loss) income per share — basic and diluted:

(Loss) income from continuing operations	(0.70)	(0.50)	(0.69)	(0.00)	0.13	(0.01)	(0.16)
Loss from discontinued operations	—	—	—	—	—	(0.23)	(0.32)
Net (loss) income	(0.70)	(0.50)	(0.69)	(0.00)	0.13	(0.24)	(0.48)
Balance Sheet Data (at period end):
Total assets	142,312	155,166	152,883	164,032	165,444	163,731	304,756
Total equity	132,967	149,587	145,797	158,847	162,133	159,302	231,621
Other Data:
Working capital(6)	136,434	144,117	$141,947	$153,908	$154,275	$150,490	$155,503

(1)	During the nine months ended September 30, 2010, loss from continuing operations reflects a benefit from income taxes of $0.8 million which represents the restoration of deferred tax assets previously written off in connection with the change in control of our company in 2009, as discussed further in note (2) below, and a related reversal of accrued interest and penalties on uncertain tax positions. These deferred tax assets relate to net operating loss carryforwards which are realizable to the extent we settle our uncertain tax positions for which we have previously recorded $0.8 million of reserves and related accrued interest and penalties.

(2)	The change in control of our company in year ended December 31, 2009 resulted in a change of ownership of our company under sections 382 and 383 of the Code. As a result, we wrote off approximately $7.4 million of net operating loss carryforward tax benefits and alternative minimum tax credits. Additionally, as a result of cumulative losses in recent years, we increased our valuation allowance for our deferred tax assets by $2.8 million.

(3)	During 2006, we sold our approximate 57% ownership interest in Omega Protein Corporation in two separate transactions for combined proceeds of $75.5 million. In conjunction with the sale, we recognized transaction related losses of $10.3 million ($7.2 million net of tax adjustments). Such amounts are included under loss from discontinued operations for the year ended December 31, 2006.

(4)	During 2005, we sold our approximate 77% ownership interest in Safety Components International, Inc. for proceeds of $51.2 million. Accordingly, we recognized a loss on sale of $12.2 million ($9.9 million net of tax effects). Such amounts are included under loss from discontinued operations for the year ended December 31, 2005.

(5)	Loss from discontinued operations includes transaction related losses as discussed in notes (3) and (4) and the operating results for Omega Protein Corporation for the periods ending December 31, 2006 and Safety Components International, Inc. for the period ending December 31, 2005.

(6)	Working capital is defined as current assets less current liabilities.

2